Exhibit 99.1

GlobalSCAPE

Stockholder Letter

March 6, 2009

Jim Morris

President and CEO

4500 Lockhill-Selma Road

San Antonio, TX 78249

Dear Stockholder:

These are unprecedented and uncertain economic times for many of our stockholders, customers and partners. However, the strong business fundamentals at GlobalSCAPE remain unchanged despite the broader economic uncertainties. Businesses, professionals, and individual consumers continue to share information and create more content than ever before. In fact, secure information exchange is a necessity for most businesses and individuals on a daily basis.

As a recognized leader in the managed file transfer (MFT) market, GlobalSCAPE offers customers distinct advantages compared to our competition. First, our full suite of solutions is widely recognized for ease of use and best-value pricing. From our initial establishment in 1996, we have evolved from a consumer products company to a powerful enterprise MFT solution provider serving both US and international corporations. Second, we have assembled a strong leadership team that has senior executive experience and prominent successes in organizations ranging from high technology start-ups to multi-billion dollar public corporations. Our executive team leads GlobalSCAPE with a healthy research and development budget and proven engineering, sales, consulting, and support teams. Finally, we continue to enjoy short and long-term financial stability with no long term debt. Our substantial cash on hand, long track record of positive earnings, and disciplined operations management position us well to sustain our corporate investments and execute our business plan even during these trying economic times.

I assumed my position as President and CEO of GlobalSCAPE last August. In the time since, we have moved quickly on a number of fronts to fortify our long-standing leadership position and reputation:

People: Obviously, people are our number one asset and we have restructured the organization to align our best people and leadership in ways to maximize our most promising market opportunities. Our new organization aligns with a go-to-market process that begins with market need assessments and progresses through concept exploration, proof-of-concept development, solution development and delivery and market launch. We also offer dedicated, US-based customer support and, as necessary, tailoring/tuning of our products for unique customer applications.

Products: We have intensified our focus on delivering easy to use, trusted, highly functional, and best valued products that help people and businesses share and exchange information that is important to them and their businesses. We have also put renewed emphasis on innovation.

Processes: We have thoroughly assessed the company's business practices and, as a result, we have instituted proven processes for product marketing and enhanced product development designed to accelerate new product delivery. And, we have put in place a disciplined team-focused, goal-oriented, opportunity review methodology to evaluate growth strategies and identify those that best leverage our core capabilities and market leadership.

Taken together, we have strengthened our team, remained laser focused on new product development, and have aligned the company in ways that have fortified our competitive standing and the already-solid financial footing of the company. We continue to serve our customers with excellence, and we have a loyal, committed customer base consisting of approximately 95 of the Fortune 100 and hundreds of other companies using our products worldwide.

There is no doubt that we, like most businesses today, face considerable challenges within the global economy. But challenges and uncertainties breed opportunities. We are confident we are focused on the right issues, market trends, and technologies, and have taken the right steps to best position GlobalSCAPE for continued success in these uncertain times and to capitalize on many new opportunities ahead.

We are rapidly approaching the end of the first quarter of 2009, and we expect to share more information with you on our 2008 year-end earnings conference call at the end of March. We look forward to discussing the company's 2008 performance at that time. In the meantime, if you have any questions about our company, please feel free to contact me. I always appreciate hearing from you.

I wish each of you all the best and look forward to speaking with you later this month.

Always,

Signed

Jim Morris

President and CEO

GlobalSCAPE